TaskUs Appoints Kelly Tuminelli To Board of Directors

NEW BRAUNFELS, Texas (September 09, 2021) — TaskUs, a leading provider of outsourced digital services and next-generation customer experience to innovative and disruptive technology companies, today announced the appointment of Kelly Tuminelli, Executive Vice President and Chief Financial Officer of TriNet, to its Board of Directors and Audit Committee.

As the current CFO of TriNet (NYSE: TNET), a professional employer organization that provides small and medium-sized businesses with full-service HR solutions tailored by industry, Ms. Tuminelli brings more than 25 years of financial leadership in multiple industries. Her broad-based experience includes six years in public accounting and launching initial public offerings on exchanges in three different countries.

“Kelly is an experienced and passionate leader who brings a wealth of knowledge to TaskUs,” said Bryce Maddock, TaskUs CEO and Co-Founder. “The combination of her public company experience and deep understanding of providing scalable services to innovators make her the perfect addition to our Board of Directors.”

Prior to joining TriNet, Ms. Tuminelli served as the Executive Vice President and Chief Financial Officer at Genworth. Prior to her fifteen year tenure at Genworth, she held leadership roles at GE Capital and PricewaterhouseCoopers. She is a Certified Public Accountant and a Chartered Global Management Accountant and has served on several non-profit boards including AMP! Metro Richmond, a Richmond-based middle school mentoring program, and she was Chair of the American Heart Association’s Richmond-area Go Red for Women campaign.

“TaskUs works with some of the most innovative technology companies in the world, and I am excited to join its Board of Directors,” said Kelly Tuminelli. “I look forward to working with the TaskUs management team and other directors as TaskUs continues to make an impact on its industry in the coming years.”

Since its inception, TaskUs has grown exponentially, from five employees in a one-room office in Manila to over 31,500 employees across more than 20 sites in eight different countries.

To learn more about TaskUs, visit https://www.taskus.com or the following social media accounts:

a.Facebook: www.facebook.com/TaskUs
b.LinkedIn: www.linkedin.com/company/TaskUs
c.Instagram and Twitter: @TaskUs

About TaskUs

TaskUs is a provider of outsourced digital services and next-generation customer experience to innovative and disruptive technology companies, helping its clients represent, protect and grow their brands. Leveraging a cloud-based infrastructure, TaskUs serves clients in the fastest-growing sectors, including social media, e-commerce, gaming, streaming media, food delivery and ridesharing, HiTech, FinTech and HealthTech. As of June 30, 2021, TaskUs had approximately 31,500 employees across twenty locations in the United States, the Philippines, India, Mexico, Taiwan, Greece, Ireland and Colombia.
Media Contact:

David de Castro
TaskUs
david.decastro@taskus.com

Rohj Mariano

TaskUs
rohj.mariano@taskus.com